CONTACT: Steve Pickman at 913-367-1480


FOR IMMEDIATE RELEASE:  MGP INGREDIENTS REPORTS SECOND QUARTER RESULTS


     ATCHISON, Kan., February 10, 2003--MGP Ingredients, Inc. (MGPI/Nasdaq) today reported net income of $48,000, or 1 cent per common share, on sales of $44,408,000 for the second quarter of fiscal 2003, which ended Dec. 31, 2002. That compares to net income of $2,551,000, or 32 cents per share, on sales of $54,394,000 for the same period the prior year. The company's earnings before interest, taxes, depreciation and amortization was $3,918,000 in the current year's second quarter compared to $8,149,000 in the second quarter of fiscal 2002.

     For the first six months of fiscal 2003, MGPI had net income of $6,838,000, or 85 cents per share, on sales of $87,307,000 versus net income of $4,995,000, or 62 cents per share, on sales of $108,688,000 for the first six months of last fiscal year. The company's earnings before interest, taxes, depreciation and amortization in the first half of fiscal 2003 was $19,129,000 compared to $16,115,000 in the first half of fiscal 2002.

     The company "continues to be very solid financially," stated Ladd Seaberg, president and chief executive officer, noting that MGPI has cash and cash equivalents of $27 million, working capital of approximately $41 million and stockholders' equity of approximately $109 million. "We have the financial strength to pursue our planned program for growth, which presently has an internal focus, but could include acquisitions as well," he added.

     Business interruption insurance proceeds to compensate for the effects of an explosion at the company's distillery operation in Atchison on Sept. 13, 2002 amounted to $5 million in the second quarter. "These proceeds make us substantially whole from an operating income standpoint," Seaberg said. "While the business interruption insurance helps make up for lost revenues from our specialty ingredients business, the explosion did adversely affect our ability to realize the kind of progress that we would have anticipated," he added.

     Net income for the quarter was partially attributable to the receipt of approximately $193,000 (net of income tax) during that period from a previously announced United States Department of Agriculture (USDA) program to provide cash incentives to ethanol producers. The company additionally benefited from approximately $732,000 (net of income tax) for the quarter resulting from a USDA program to support the development of products and markets for value-added wheat proteins and wheat starches.

     The earnings increase in the first six months of fiscal 2003 was principally due to $13 million in non-operating income ($7.9 million net of income tax) that resulted in the first quarter from the recognition of expected insurance proceeds in excess of the net recorded costs of assets that were destroyed in the distillery explosion. As previously reported, this more than offset what otherwise would have been a first quarter net loss of $1,110,000. "I am encouraged by the headway we have actually made in our operating performance since the end of the first quarter," Seaberg said.

     The decrease in second quarter sales compared to a year ago was due partially to reduced sales of distillery products. This decline was mainly attributable to lower alcohol production resulting from the slowdown of the Atchison distillery following the Sept. 13th explosion. Selling prices for both food grade alcohol and fuel grade alcohol, commonly known as ethanol, were also lower compared to last year's second quarter. Seaberg noted, however, that alcohol selling prices in both the food grade and fuel grade areas did "experience improvements" in the second quarter compared to the first quarter of fiscal 2003, and that "these improvements presently remain intact."

     Due largely to reduced sales of commodity ingredients, which consist of vital wheat gluten and commodity wheat starch, the company experienced a decrease in second quarter ingredient sales. Sales of the company's specialty ingredients, primarily specialty wheat proteins and starches, were modestly lower than the prior year's second quarter level due to a decline in specialty starch sales. Year to date, sales of specialty ingredients in the aggregate were up slightly compared to the prior year's first six months. As indicated above, growth in this area was limited by the effects of the distillery mishap.

     As previously reported, because of the expiration of the wheat gluten quota in June, 2001, the company has significantly reduced its production of vital wheat gluten. This measure was taken in the face of greatly increased competitive pressures from the European Union. At the same time, the company is placing greater attention and resources on the development, production and marketing of its specialty wheat proteins and starches for use in value-added applications. "Our strategic objective is to significantly grow the value-added area of our ingredients business, which at present is focused on serving manufacturers of food, personal care and pet products," Seaberg said.

                                     -more-

ADD 1--MGP INGREDIENTS REPORTS SECOND QUARTER


     The USDA program to support value-added wheat protein and wheat starch development, and which contributed to second quarter income as noted above, was implemented in June, 2001. Administered by the USDA's Commodity Credit Corporation, it was granted in lieu of an extended quota on imports of foreign wheat gluten. Over the life of the program, which is scheduled to end May 31, 2003, MGP Ingredients is eligible for approximately $25.6 million of the program total of $40 million. For the first 12 months of the program, approximately $17.3 million was allocated to the company. The remaining $8.3 million was allocated to the company in July, 2002. The funds must be used for capital, research, marketing and promotional costs related to value-added wheat protein and starch products. Funds received are recognized in income during the period in which they are expended for a permitted purpose. However, funds that are used for capital expenditure projects will be recognized in income over the periods during which those projects are depreciated.

     Approximately 75 percent of the program's funds for the two years combined are expected to be used for capital projects and will be reflected in earnings over the next seven to 10 years. These projects include a recent $8.3 million expansion project at the company's Atchison plant. The expansion was completed in November and involved the installation of additional processing and drying equipment for the production of specialty wheat proteins for bakery, pasta and noodle and related food markets, both domestic and foreign. The remaining 25 percent of the funds are being applied toward research and marketing-related costs, and hence are reflected in earnings.

     The USDA's incentive program for ethanol producers began in December, 2000 and extends through September, 2006. It was initiated to provide a cash incentive for ethanol producers who increase their grain usage over comparable quarters in the prior year to raise fuel alcohol production. Funding from the program is determined on an annual basis. The company's eligibility to participate in the program is determined from quarter to quarter. Due to the reduced production resulting from the distillery slowdown in Atchison, the company's eligibility through the remainder of fiscal 2003 is questionable.

     As a result of the explosion, the company will be unable to produce finished alcohol at the Atchison plant for an extended period. Because its ingredient and alcohol production processes are integrated, the distillery slowdown also has an effect on the company's ability to produce the base raw material for specialty ingredients at this location. "While our ability to supply spot alcohol business is substantially reduced at this time, production capabilities at our Pekin, Ill., facility should continue to be adequate to supply alcohol to regular customers. Additionally, our Illinois operation has been able to help produce our base proteins and starches, which are then transferred to the Atchison facility as raw material for producing our specialty ingredients."

     As previously announced, the company plans to return to full production at the Atchison distillery. "In the meantime," Seaberg said, "our existing production capabilities in Atchison currently are enabling us to produce unfinished alcohol, the majority of which is being shipped to our Illinois plant for further processing." Seaberg estimates that the total rebuilding process could take between 10 and 11 months from now to complete. "The goal of this process," he stated, "is to be able to efficiently make high quality, high purity food grade alcohol at the Atchison location when the new equipment is fully up and running."

     Prices for grain, the company's principal raw material, remained above levels experienced in last year's second quarter. "Grain prices currently are lower compared to the second quarter, but we are seeing a modest upward movement in energy costs due to increased natural gas prices," Seaberg reported. He added that in such instances the company "fortunately is able to reduce the impact of rising energy costs by making greater use of lower priced fuel oil to supply a major portion of the Atchison plant's energy needs."


This news release contains forward-looking statements as well as historical information. Forward-looking statements are identified by or are associated with such words as "intend," "believe," "estimate," "expect," "anticipate,"
"hopeful," "should," "may" and similar expressions. They reflect management's current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results and are not guarantees of future performance. The forward-looking statements are based on many assumptions and factors, including those relating to grain prices, gasoline prices, energy costs, product pricing, competitive environment and related marketing conditions, operating efficiencies, access to capital, actions of governments or government officials and actions of insurers. Any changes in the assumptions or factors could produce materially different results than those predicted and could impact stock values.

                                       ###
CONSOLIDATED STATEMENT OF EARNINGS

-------------------------------------------------------------------------------------------------------------
(unaudited)                                  Three Months Ended  December 31     Six Months Ended December 31
(Dollars in thousands, except per share)            2002               2001          2002            2001
------------------------------------------------------------------------------   ----------------------------
NET SALES                                      $    44,408      $    54,394      $    87,307    $   108,688
COST OF SALES                                       46,903           47,500           89,625         94,804
                                               -------------------------------   ----------------------------
GROSS PROFIT                                        (2,495)           6,894           (2,318)        13,884
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES         3,406            3,548            6,727          7,699
OTHER OPERATING INCOME                               6,171              (42)           7,694            (63)
                                               -------------------------------   ----------------------------
INCOME FROM OPERATIONS                                 270            3,304           (1,351)         6,122
OTHER INCOME (EXPENSE)
   INTEREST                                           (304)            (355)            (626)          (749)
   OTHER                                               113            1,268           13,279          2,884
                                               -------------------------------   ----------------------------
INCOME BEFORE INCOME TAXES                              79            4,217           11,302          8,257
PROVISION  FOR INCOME TAXES                             31            1,666            4,464          3,262
                                               -------------------------------   ----------------------------
NET INCOME                                     $        48      $     2,551      $     6,838    $     4,995
                                               -------------------------------   ----------------------------
BASIC AND DILUTED EARNINGS PER COMMON SHARE    $      0.01      $       .32      $      0.85    $      0.62
                                               ===============================   ============================
DIVIDENDS PER COMMON SHARE                                                       $      0.15    $      0.15
                                                                                 ============================
Weighted average shares outstanding              8,026,920        8,070,712        8,049,165      8,118,018



CONSOLIDATED BALANCE SHEETS

----------------------------------------------------------------------------------------------------------------------------
(unaudited)                              December 31   June 30   (unaudited)                            December 31  June 30
(Dollars in thousands)                        2002      2002      (Dollars in thousands)                   2002       2002
----------------------------------------------------------------------------------------------------------------------------
ASSETS                                                           LIABILITIES AND
                                                                 STOCKHOLDERS' EQUITY
CURRENT ASSETS:                                                  CURRENT LIABILITIES:

   Cash and cash equivalents               $ 26,795   $ 24,045   Current maturities of long-term debt   $   3,202   $  3,201
   Investments                                           4,691   Accounts payable                          10,378      8,681
   Receivables                               20,638     24,071   Accrued expenses                           2,853      3,745
   Inventories                               23,162     20,755   Income Taxes Payable                       1,887
   Prepaid expenses                           2,423        550   Deferred income                           17,053     10,971

   Deferred income taxes                        397        284                                          --------------------
   Refundable Income taxes                    3,122        585   Total Current Liabilities              $  35,373   $ 26,598
                                           -------------------
Total Current Assets                         76,537     74,981
PROPERTY AND EQUIPMENT, At Cost             265,812    258,501
   Less accumulated depreciation            174,679    167,486   LONG-TERM DEBT                            15,695     18,433
                                           -------------------
                                             91,133     91,015   POST-RETIREMENT BENEFITS                   5,895      5,921
Insurance Receivable                         14,000         --   DEFERRED INCOME TAXES                     15,688     10,588
OTHER ASSETS                                      3        222   STOCKHOLDERS' EQUITY                     109,022    104,678
                                           -------------------                                           -------------------
                                           $181,673  $ 166,218                                           $181,673   $166,218
                                           ===================                                           ===================
